Exhibit 10.1

RiT TECHNOLOGIES REPORTS CONTINUED GROWTH
IN REVENUES AND PROFITS FOR Q2 2005

$7.0M Revenues With 55.9% Gross Margins

 2005 Revenue Forecast Raised to More Than 45% YOY Growth

Tel Aviv, Israel – July 19, 2005 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the second quarter and first half ended June 30, 2005.

Revenues for the second quarter of 2005 were $7,016,000, an increase of 73% compared with $4,061,000 in the second quarter of 2004 and 6% compared with $6,607,000 in the first quarter of 2005. Gross margin for the quarter was 55.9%. Net income for the quarter was $511,000, or $0.04 per basic share and $0.03 per diluted share, compared with $241,000 or $0.02 per basic and diluted share for the first quarter of 2005. Net loss for the second quarter of 2004 was ($1,100,000), or ($0.12) per basic and diluted share.

Revenues for the first six months of 2005 were $13,623,000, an increase of 61% compared with $8,445,000 for the first half of 2004. Gross margin for the period was 55.3%. Net income for the first half of 2005 was $752,000, or $0.05 per basic and diluted share, compared with a net loss of ($1,983,000), or ($0.22) per basic and diluted share, for the first half of 2004.

Commenting on the news, Doron Zinger, RiT’s President and CEO since June 1, 2005, said, “I am pleased to report another good quarter characterized by continued year-over-year and sequential growth in sales and margins. Having spent much of the past two months visiting key customers and partners, I see clearly that we are working from a solid business platform. On the Carrier side of the business, we continue with efforts to close sales in the pipeline, though the length and complexity of the sales process makes it difficult to predict the timing of any one deal. On the Enterprise side, we are working to take full advantage of growing demand for intelligent physical layer solutions and to support our strategic partners.”

Mr. Zinger continued, “With a sales pipeline giving us visibility through the end of 2005, we are raising our 2005 guidance, forecasting more than 45% year-over-year revenue growth for 2005 as compared to 2004, which translates into net income for the year.”

The Company will host a conference call to discuss these results on Wednesday, July 20th, at 10:00 A.M. Eastern Time/ 17:00 Israel time. To participate, please call
+1-866–860-9642 from the US (toll free), or +972-3-918-0610 International. A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling
+1-866-276-1002 from the US (toll free), or  +972-3-925-5940 from the rest of the world.

About RiT Technologies

RiT is a leading provider of physical network infrastructure control and management solutions. Deployed in the networks of many of the world's largest carriers and enterprises, its pioneering, fast-ROI products have proven their ability to simplify service deployment and provisioning, enhance troubleshooting accuracy, reduce infrastructure maintenance costs, enhance physical layer security and enable cost-effective service qualification and verification.

RiT is a member of the RAD group, a world leader in communications solutions. For more information, please visit our website: www.rittech.com

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate", "forecast", “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described under the heading “Risk Factors” in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 20-F, which may be revised or supplemented in subsequent reports filed with the SEC.  These factors include, but are not limited to, the following: our ability to raise additional financing, if required; the continued development of market trends in directions that benefit our sales; our ability to maintain and grow our revenues; our dependence upon independent distributors, representatives and strategic partners; our ability to develop new products and enhance our existing products; the availability of third-party components used in our products; the economic condition of our customers; the impact of government regulation; and the economic and political situation in Israel.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

COMPANY

Simona Green

CONTACT:

VP Finance

+972-3-766-4249

simonag@rit.co.il

RiT TECHNOLOGIES LTD.
STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

For the three months ended June 30, (Unaudited)	For the six months ended June 30, (Unaudited)

2005	2004	2005	2004
U.S. $	U.S. $	U.S. $	U.S. $

Sales	7,016	4,061	13,623	8,445
Cost of sales	3,094	2,485	6,096	4,988
Gross profit	3,922	1,576	7,527	3,457

Operating costs and expenses:
Research and development:
Research and development, gross	1,055	899	2,190	1,803
Less - royalty-bearing participation	-	122	119	177
Research and development, net	1,055	777	2,071	1,626

Sales and marketing	1,824	1,506	3,700	3,090
General and administrative	552	398	1,087	735
Total operating expenses	3,431	2,681	6,858	5,451

Operating income (loss)	491	(1,105)	669	(1,994)
Financial income, net	20	5	83	11

Net income (loss)	511	(1,100)	752	(1,983)

Basic earnings (loss) per ordinary share	0.04	(0.12)	0.05	(0.22)
Diluted earnings (loss) per ordinary share	0.03	(0.12)	0.05	(0.22)
Weighted average number of ordinary shares used to compute basic earnings (loss) per ordinary share	14,284,816	8,912,352	14,226,613	8,912,000
Weighted average number of ordinary shares used to compute diluted earnings (loss) per ordinary share	15,444,906	8,912,352	15,386,498	8,912,000
RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS (U.S GAAP)
(U.S dollars in thousands)

June 30, 2005	December 31, 2004
(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	9,551	7,773
Marketable securities	522	531
Trade receivables, net	3,655	4,376
Other current assets	1,023	1,016
Inventories	6,226	6,548
Total Current Assets	20,977	20,244

Assets held for severance benefits	1,599	1,578

Property and Equipment
Cost	3,645	3,458
Less - accumulated depreciation	3,146	3,048
499	410
Total Assets	23,075	22,232

Liabilities and Shareholders' Equity
Current Liabilities
Short-term bank credits	-	2,467
Trade payables	2,753	4,871
Other payables and accrued expenses	2,650	2,425
Deferred revenues	3,861	-
Total Current Liabilities	9,264	9,763

Long-term Liability
Liability in respect of employees severance benefits	2,109	2,069
Total Liabilities	11,373	11,832

Shareholders' Equity
Share capital	381	374
Treasury Stock	(27)	(27)
Additional paid-in capital	31,163	30,610
Accumulated other comprehensive loss	(24)	(14)
Accumulated deficit	(19,791)	(20,543)
Total Shareholders' Equity	11,702	10,400
Total Liabilities and Shareholders' Equity	23,075	22,232